                                                                   EXHIBIT 11.01


                        TREND-LINES, INC. AND SUBSIDIARY

                   CALCULATION OF SHARES USED IN DETERMINING
                PRO FORMA NET INCOME (LOSS) PER COMMON SHARE(1)




                                                        ----------FISCAL YEARS ENDED-----------
                                                          MARCH 1,    MARCH 2,     FEBRUARY 28,
                                                            1997         1996        1995
                                                        ----------    ----------   ------------
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING DURING
THIS PERIOD                                             10,973,416    10,163,45     8,541,963

WEIGHTED AVERAGE COMMON STOCK EQUIVALENTS                  281,946            -(2)    423,872
                                                        -----------   ----------   ------------
                                                        11,255,362    10,163,454    8,965,835
                                                        ===========   ===========  ============

(1) Fully diluted net income per share has not been separately presented as the amounts would not be materially different from primary net income (loss) per share.

(2) Weighted average common stock equilavents are not included, as their effect would be antidilutive.